Exhibit 99.1

CAI International, Inc. Reports Results for the Fourth Quarter and Full Year of 2014

SAN FRANCISCO--(BUSINESS WIRE)--February 10, 2015--CAI International, Inc. (CAI) (NYSE:CAP), one of the world’s leading transportation finance and logistics companies, today reported results for the fourth quarter and full year of 2014.

Highlights

  CAI reported total revenue for the fourth quarter of 2014 of $58.8 million, an increase of 8% compared to the fourth quarter of 2013. Revenue for the full year increased by 7% to $227.6 million.
  Net income attributable to CAI common stockholders for the fourth quarter of 2014 increased by 4% to $16.2 million, or $0.76 per fully diluted share.
  Non-GAAP1 net income attributable to CAI common stockholders for the fourth quarter of 2014 was $15.9 million, or $0.75 per fully diluted share.
  Net income attributable to CAI common stockholders for 2014 was $60.3 million, or $2.85 per fully diluted share.
  Adjusted EBITDA1 for the fourth quarter of 2014 was $51.9 million, an increase of 4.0% compared to the third quarter of 2014, and 9.0% compared to the fourth quarter of 2013.
  Average utilization during the fourth quarter of 2014 was 93.8% (on a CEU basis) compared to 93.0% for the prior quarter and 91.7% for the fourth quarter of 2013.
  CAI acquired approximately 26,000 CEU of containers at a cost of $36 million during the fourth quarter of 2014. CAI acquired approximately 135,000 CEU of containers at a total cost of $244 million during 2014.
  CAI has $223 million of equipment committed for 2015 delivery, of which more than 70% is already on committed long-term leases.
  In January 2015, CAI amended its revolving credit facility, which is secured with container assets, increasing the commitment to $775 million, extending the term of the facility five years to March 15, 2020, and reducing the interest rate by 25 basis points.

Net income attributable to CAI common stockholders for the fourth quarter of 2014 increased by 4% to $16.2 million (or $0.76 per fully diluted share), from $15.6 million (or $0.69 per fully diluted share) for the fourth quarter of 2013. During the quarter, CAI recognized net income of $0.5 million upon receipt of the final payment from a non-recurring settlement received from one of its customers related to lease obligations from prior years. Excluding this settlement, and the write-off of certain prepaid loan fees, non-GAAP1 net income per fully diluted share attributable to CAI common stockholders for the fourth quarter of 2014 was $0.75.

While net income attributable to CAI common stockholders decreased by 6% to $60.3 million for the year ended December 31, 2014, from $63.9 million for the year ended December 31, 2013, net income per fully diluted share increased to $2.85 from $2.82 in the prior year.

Total revenue for the fourth quarter of 2014 was $58.8 million, which included $0.6 million from the customer settlement referred to earlier. Excluding this settlement, total non-GAAP1 revenue for the quarter was $58.3 million, compared to $54.6 million for the fourth quarter of 2013, an increase of 7%. Non-GAAP1 rental revenue for the fourth quarter of 2014, excluding the settlement, was $54.1 million, an increase of 6% compared to $50.9 million for the fourth quarter of 2013, reflecting the increase in the average number of owned containers on lease and the growth in our railcar business. Management fee revenue for the fourth quarter of 2014 was $1.8 million, consistent with the fourth quarter of 2013. Finance lease income for the fourth quarter of 2014 was $2.3 million, compared to $1.9 million for the fourth quarter of 2013, reflecting additional finance leases entered into by CAI in the last 12 months. Total non-GAAP1 revenue for the year ended December 31, 2014 was $225.0 million, an increase of 6% compared to $212.4 million for the year ended December 31, 2013. The increase was primarily due to a $13.1 million increase in non-GAAP1 rental revenue reflecting the increase in the average number of owned containers on lease and the growth in our Rail business during the year.

Victor Garcia, Chief Executive Officer of CAI, commented, “We reported outstanding results for the fourth quarter and are very pleased with the momentum and trends in our business, resulting in continued revenue and profit growth for our company. During the fourth quarter, revenue increased by 8% to $58.8 million, as compared to the same period of the prior year. Net income for the quarter was $16.2 million, or $0.76 per share. During the quarter, we benefited from the sale of a portfolio of containers that were on lease to a customer, resulting in an after tax gain of $0.7 million.”

Mr. Garcia continued, “We continue to focus on increasing profitability through increases in utilization and ongoing investment in our business. Demand for containers is typically weaker in the fourth quarter of the year as holiday cargos are delivered and equipment returned. However, because of our ongoing focus on utilization, our average utilization during the fourth quarter increased to 93.8%, from 93.0% in the third quarter. We ended the year with utilization on December 31, 2014 of 93.2%. Since the beginning of the year, utilization has increased slightly, and as of the end of January was 93.5%. We expect demand for equipment to remain strong leading up to the Lunar New Year holiday in the 3rd week of February. We also believe the improving economy in the United States, monetary stimulus in Europe and Asia, along with the logistics disruption caused by the ongoing labor negotiations at ports on the US West Coast to be positive for global container demand and our fleet’s utilization in the coming year. In addition, we believe that overall supply and demand for containers remains fairly tight and inventory stocks at the factories remain moderate. All of which we believe bodes well for utilization in 2015.”

Mr. Garcia concluded, “We continue to invest in our business, with current committed investment for 2015 of approximately $230 million, of which $80 million relates to new railcar production that already has committed long-term leases in place. Approximately 60% of our committed container investment has also already been placed with customers on long-term leases. This level of long-term lease commitment gives us stronger investment momentum this year than we had during the prior two years. Although container per diem pricing remains competitive, by diversifying our investments across various equipment types, we believe we are able to grow our business profitably, while also being selective. We see continued opportunities for further investment in our business and with an ability to improve the return on our existing fleet through higher utilization.”

1 Refer to the Reconciliation of GAAP Amounts to Non-GAAP Amounts set forth below.

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	December 31,	December 31,
	2014	2013
Assets
Current assets
Cash	$27,810	$31,141
Cash held by variable interest entities	26,011	14,600
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $680 and $503 at December 31, 2014 and 2013, respectively	49,524	41,226
Accounts receivable (managed fleet)	8,498	10,646
Current portion of direct finance leases	18,150	12,998
Prepaid expenses	14,396	14,803
Other current assets	410	5,553
Total current assets	144,799	130,967
Restricted cash	8,232	9,253
Rental equipment, net of accumulated depreciation of $274,333 and $210,165 at December 31, 2014 and 2013, respectively	1,564,777	1,465,092
Net investment in direct finance leases	76,814	68,210
Furniture, fixtures and equipment, net of accumulated depreciation of $2,019 and $1,697 at December 31, 2014 and 2013, respectively	945	1,390
Intangible assets, net of accumulated amortization of $4,817 and $4,638 at December 31, 2014 and 2013, respectively	273	677
Total assets	$1,795,840	$1,675,589

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$8,414	$8,002
Accrued expenses and other current liabilities	9,029	6,230
Due to container investors	12,984	14,815
Unearned revenue	7,172	6,862
Current portion of debt	203,199	74,080
Current portion of capital lease obligations	1,015	1,921
Rental equipment payable	7,381	45,181
Total current liabilities	249,194	157,091
Debt	1,058,754	1,058,628
Deferred income tax liability	43,419	41,378
Capital lease obligations	1,568	3,366
Total liabilities	1,352,935	1,260,463

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 20,788,277 and 22,240,673 shares at December 31, 2014 and 2013, respectively	2	2
Additional paid-in capital	154,894	184,263
Accumulated other comprehensive loss	(5,677)	(2,356)
Retained earnings	292,897	232,623
Total CAI stockholders' equity	442,116	414,532
Non-controlling interest	789	594
Total stockholders' equity	442,905	415,126
Total liabilities and stockholders' equity	$1,795,840	$1,675,589

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue
Rental revenue	$54,702	$50,870	$212,259	$196,591
Management fee revenue	1,816	1,839	6,497	7,866
Finance lease income	2,292	1,852	8,833	7,948
Total revenue	58,810	54,561	227,589	212,405

Operating expenses
Depreciation of rental equipment	20,369	18,102	77,976	67,109
Amortization of intangible assets	90	99	383	780
Gain on disposition of used rental equipment	(1,961)	(1,534)	(6,522)	(7,356)
Storage, handling and other expenses	6,721	5,646	26,043	19,257
Marketing, general and administrative expenses	6,376	5,574	26,155	23,848
(Gain) loss on foreign exchange	(20)	(117)	367	82
Total operating expenses	31,575	27,770	124,402	103,720

Operating income	27,235	26,791	103,187	108,685

Interest expense	8,403	9,100	35,212	36,005
Write-off of deferred financing costs	272	-	406	1,108
Interest income	(1)	(1)	(7)	(5)
Net interest expense	8,674	9,099	35,611	37,108

Net income before income taxes and non-controlling interest	18,561	17,692	67,576	71,577
Income tax expense	2,334	1,507	7,191	7,057

Net income	16,227	16,185	60,385	64,520
Net income attributable to non-controlling interest	(65)	(594)	(111)	(594)
Net income attributable to CAI common stockholders	$16,162	$15,591	$60,274	$63,926

Net income per share attributable to
CAI common stockholders
Basic	$0.78	$0.70	$2.91	$2.89
Diluted	$0.76	$0.69	$2.85	$2.82

Weighted average shares outstanding
Basic	20,734	22,212	20,732	22,157
Diluted	21,151	22,664	21,155	22,672

CAI International, Inc.
Fleet Data
(UNAUDITED)

			As of December 31,
			2014	2013

Owned container fleet in TEUs			934,101	860,729
Managed container fleet in TEUs			235,538	283,725
Total container fleet in TEUs			1,169,639	1,144,454

Owned container fleet in CEUs			961,244	903,713
Managed container fleet in CEUs			214,432	262,071
Total container fleet in CEUs			1,175,676	1,165,784

Owned railcar fleet in units			2,361	1,804

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Average Utilization
Container Fleet Utilization in TEUs	93.3%	90.8%	91.5%	91.8%
Container Fleet Utilization in CEUs	93.8%	91.7%	92.3%	92.7%

			As of December 31,
			2014	2013
Period Ending Utilization
Container Fleet Utilization in TEUs			92.7%	90.3%
Container Fleet Utilization in CEUs			93.2%	91.3%

Utilization is computed by dividing total units on lease, in CEUs (cost equivalent units) or TEUs (twenty foot equivalent units), by the total units in our fleet, in CEUs or TEUs, excluding new units not yet leased and off-hire units designated for sale. CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a standard 20 foot dry van container. For example, the CEU ratio for a standard 40 foot dry van container is 1.6, and a 40 foot high cube container is 1.7.

Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
GAAP rental revenue	$54,702	$50,870	$212,259	$196,591
Non-recurring settlement received from customer	(555)	-	(2,572)	-
Non-GAAP rental revenue	$54,147	$50,870	$209,687	$196,591

GAAP total revenue	$58,810	$54,561	$227,589	$212,405
Non-recurring settlement received from customer	(555)	-	(2,572)	-
Non-GAAP total revenue	$58,255	$54,561	$225,017	$212,405

GAAP net income attributable to CAI common stockholders	$16,162	$15,591	$60,274	$63,926
Non-recurring net settlement received from customer	(555)	-	(2,411)	-
Tax effect of non-recurring net settlement received from customer	73	-	257	-
Write-off of deferred financing costs	272	-	406	1,108
Tax effect of write-off of deferred financing costs	(29)	-	(43)	(137)
Non-recurring tax charge	-	(27)	626	(81)
Non-GAAP net income attributable to CAI common stockholders	$15,923	$15,564	$59,109	$64,816

Diluted net income per share attributable to CAI common stockholders
GAAP	$0.76	$0.69	$2.85	$2.82
Non-GAAP (excluding non-recurring tax charge, non-recurring net settlement received from customer and the write-off of deferred financing costs, and related tax effects)	$0.75	$0.69	$2.79	$2.86

Weighted average number of common shares used to calculate (in thousands)
GAAP and non-GAAP diluted net income per share attributable to CAI common stockholders	21,151	22,664	21,155	22,672

GAAP net income attributable to CAI common stockholders	$16,162	$15,591	$60,274	$63,926
Net interest expense	8,674	9,099	35,611	37,108
Depreciation	20,479	18,231	78,451	67,631
Amortization of intangible assets	90	99	383	780
Income tax expense	2,334	1,507	7,191	7,057
Non-GAAP EBITDA	47,739	44,527	181,910	176,502
Principal payments from direct finance leases	4,717	3,187	16,319	12,329
Non-recurring net settlement received from customer	(555)	-	(2,411)	-
Non-GAAP adjusted EBITDA	$51,901	$47,714	$195,818	$188,831

EBITDA represents net income before interest, income taxes, depreciation and amortization of intangible assets. Adjusted EBITDA represents EBITDA plus principal payments from direct finance leases, less a non-recurring net settlement received from a customer.

Conference Call

A conference call to discuss the financial results for the fourth quarter and full year of 2014 will be held on Tuesday, February 10, 2015 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q4 2014 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, and includes rental revenue, total revenue, net income and earnings per share adjusted to reflect the impact of a non-recurring settlement received from a customer and related tax effects, the write-off of certain deferred financing costs and related tax effects, and a non-recurring tax charge. In addition this press release contains non-GAAP EBITDA and non-GAAP adjusted EBITDA, both of which are defined in the tables above. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided a reconciliation to the corresponding GAAP financial measures for comparative purposes.

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of December 31, 2014, CAI operated a worldwide fleet of approximately 1,176,000 CEUs of containers through 16 offices located in 13 countries including the United States. CAI also owns a fleet of railcars, which it leases within North America.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, the ability of the company to convert letters of intent with its customers to binding contracts, potential to sell the company’s securities to the public and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2013 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com